Exhibit 99.1
White Electronic Designs Corporation Announces
Termination of Shareholder Rights Agreement
For Immediate Release

Company Contact:	Investor Contact:
Brian R. Kahn	Lytham Partners, LLC
Chairman of the Board	Joe Diaz, Robert Blum, Joe Dorame
407-909-8015	602-889-9700
wedc@lythampartners.com
Phoenix, Arizona – August 12, 2009 – White Electronic Designs Corporation (NASDAQ:WEDC) announced today that, on Friday, August 7, 2009, the Company’s Board of Directors voted to terminate the Company’s Shareholder Rights Agreement. The Board’s action was implemented in an amendment to the Shareholder Rights Agreement dated August 11, 2009. “While the Board believes that this so-called ‘poison pill’ was put in place in 1996 to help assure that all the Company’s shareholders receive fair treatment and value in the event of an unsolicited takeover, we believe that the Board’s decision to terminate the Shareholder Rights Plan reflects the Board’s commitment to continue to implement corporate governance decisions that benefit its shareholders.”
About White Electronic Designs Corporation
White Electronic Designs (NASDAQ: WEDC) delivers sophisticated multi-chip semiconductor packages, high-efficiency memory devices and build-to-print electromechanical assemblies for defense and aerospace applications. The ability to address the unique size, performance and quality requirements for technology creators in the defense market has established White Electronic Designs as a customer-focused solutions provider. Capabilities include design, manufacturing and obsolescence management for advanced embedded component solutions, including die stacking and secure microelectronics, as well as complex circuit card assembly services. To learn more about us, visit our website at http://www.whiteedc.com.